                                                                    EXHIBIT 2.2


                             STOCK OPTION AGREEMENT

         STOCK OPTION AGREEMENT, dated as of June 15, 2001 (the "Option Agreement"), between Anchor BanCorp Wisconsin Inc., a Wisconsin corporation ("Acquiror"), and Ledger Capital Corp., a Wisconsin Corporation (the "Company").

         WHEREAS, simultaneously with the execution and delivery of this Option Agreement, Acquiror and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides for the merger of the Company with and into Acquiror;

         WHEREAS, as a condition to Acquiror's willingness to enter into the Merger Agreement, Acquiror has requested that the Company grant to Acquiror an option to purchase up to 484,991 authorized and unissued shares of Company Common Stock (as defined below), upon the terms and subject to the conditions hereof; and

         WHEREAS, in order to induce Acquiror to enter into the Merger Agreement, the Company has agreed to grant Acquiror the requested option.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

         SECTION 1. DEFINED TERMS. Any terms not specifically defined herein shall, if defined in the Merger Agreement, have the definition provided therein.

         SECTION 2. THE OPTION; EXERCISE; ADJUSTMENTS.

         (a) The Company hereby grants to Acquiror an irrevocable option (the "Option") to purchase from time to time up to 484,991 authorized and unissued shares of common stock, par value $1.00 per share, of the Company (the "Company Common Stock"), upon the terms and subject to the conditions set forth herein (the "Optioned Shares"); provided, however, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the then issued and outstanding shares of Company Common Stock. Subject to the conditions set forth in Section 3(a), the Option may be exercised by Acquiror in whole or from time to time in part, at any time after the date hereof and prior to the termination of the Option in accordance with Section 20.

         (b) In the event Acquiror wishes to exercise the Option (an "Exercise"), Acquiror shall send a written notice to the Company (the "Exercise Notice") specifying the total number of Optioned Shares it wishes to purchase and a date (not later than 20 business days and not earlier than two business days from the date such Exercise Notice is given) for the closing of such purchase (the "Closing Date"). Acquiror may revoke an Exercise at any time prior to the Closing Date by written notice to the Company.

         (c) Certificates for Company Common Stock delivered at a closing hereunder shall be endorsed with a restrictive legend that shall read substantially as follows:



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                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN
                  REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF THE STOCK OPTION AGREEMENT DATED AS OF JUNE 15, 2001, A COPY OF WHICH WILL BE PROVIDED TO THE HOLDER UPON REQUEST.

It is understood and agreed that the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Acquiror shall have delivered to the Company a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance satisfactory to the Company, to the effect that such legend is not required for purposes of the 1933 Act. In addition, such certificates shall bear any other legend as may be required by law or this Agreement.

         (d) In the event of any change in Company Common Stock by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Company, the number and type of Optioned Shares subject to the Option and the Exercise Price (as hereinafter defined) shall be appropriately adjusted. In the event that any additional shares of Company Common Stock are issued after the date of this Option Agreement (other than pursuant to an event described in the preceding sentence or pursuant to this Option Agreement), the number of Optioned Shares subject to the Option shall be adjusted so that, after such issuance, it equals (but does not exceed) 19.9% of the number of shares of Company Common Stock then issued and outstanding and 19.9% of the voting power of shares of capital stock of the Company then issued and outstanding, provided, however, that such percentage (and the corresponding number of shares) shall be reduced to the extent necessary (but only to such extent) to (i) cause the Company not to violate (or to have violated) any requirement imposed by NASDAQ (as hereinafter defined) to obtain approval of its shareholders prior to entering into this Option Agreement; and (ii) cause Acquiror not to violate (or to have violated) any requirement imposed by federal or state banking laws to which the Company is subject to obtain approval of federal or state regulators, or both, before crossing any threshold ownership level with respect to the Company Common Stock.

         SECTION 3. CONDITIONS TO EXERCISE OF OPTION AND DELIVERY OF OPTIONED SHARES.

         (a) Acquiror's right to exercise the Option is subject to the following conditions:

                  (i) No material breach by Acquiror of any of its obligations under the Merger Agreement shall have occurred and be continuing;

                  (ii) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States invalidating the grant or prohibiting the Exercise shall be in effect;



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                  (iii) (A) A Third Party Acquisition Event shall have occurred, or (B) the Company shall have entered into a letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to a Third Party Acquisition Event, or (C) the Merger Agreement shall have been terminated by the Company or Acquiror pursuant to Section 8.1(a)(ii) or (a)(v) thereof and a Takeover
         Proposal existed between the date of this Agreement and the date of the Company Shareholders' Meeting (or the date on which the Merger
         Agreement was terminated under Section 8.1(a)(v)), or (D) the Merger Agreement shall have been terminated by the Company pursuant to Section 8.1(a)(iv) thereof, or (E) the Merger Agreement shall have been terminated by Acquiror pursuant to Section 8.1(a)(vi) thereof; and

                  (iv) This Option Agreement and the Option shall not have terminated pursuant to Section 20.

         (b) Acquiror's obligation to purchase the Optioned Shares following the Exercise, and the Company's obligation to issue and deliver the Optioned Shares, are subject to the condition that no preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Optioned Shares shall be in effect.

         SECTION 4. EXERCISE PRICE FOR OPTIONED SHARES. At any Closing Date, the Company will deliver to Acquiror a certificate or certificates representing the Optioned Shares in the denominations designated by Acquiror in its Exercise Notice and Acquiror will purchase the Optioned Shares from the Company at a price per Optioned Share equal to $15.00 (the "Exercise Price"), payable in cash by wire transfer of federal funds to a bank designated by the Company or a check payable in immediately available funds. After payment of the Exercise Price for the Optioned Shares covered by the Exercise Notice, the Option shall be deemed exercised to the extent of the Optioned Shares specified in the Exercise Notice as of the date such Exercise Notice is given to the Company.

         SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Acquiror that:

         (a) the execution and delivery of this Option Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and this Option Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms;

         (b) the Company has taken all necessary corporate action to authorize and reserve, and at all times from the date hereof through the termination of this Option Agreement in accordance with its terms will have reserved, the Optioned Shares for issuance upon exercise of the Option, and the Optioned Shares, when issued and delivered by the Company to Acquiror upon exercise of the Option, will be duly authorized, validly issued, fully paid and nonassessable (except as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law ("WBCL")) and free of preemptive rights;



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         (c) subject to Section 9, the execution and delivery of this Option
Agreement by the Company and the consummation by it of the transactions contemplated hereby do not require the consent, approval or authorization of, or filing with, any person or public authority and will not violate or conflict with the Company's Articles of Incorporation, as amended, or By-Laws, or result in the acceleration or termination of, or constitute a default under, any indenture, license, approval, agreement, understanding or other instrument, or any statute, rule, regulation, judgment, order or other restriction binding upon or applicable to the Company or any of its subsidiaries or any of their respective properties or assets;

         (d) the Company is a corporation duly organized and validly existing under the laws of the State of Wisconsin and has all requisite corporate power and authority to execute and deliver this Option Agreement and to consummate the transactions contemplated hereby; and

         (e) the Company has taken or will take all appropriate actions so that the restrictions on business combinations contained in Section 180.1141 of the WBCL will not apply with respect to or as a result of the transactions contemplated hereby.

         SECTION 6. COVENANTS OF THE COMPANY. The Company covenants and agrees:

         (a) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Company Common Stock so that the Option may be exercised without additional authorization of Company Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Company Common Stock;

         (b) that it will not, by amendment of its Articles of Incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by the Company;

         (c) to take all action as may from time to time be required in order to permit Acquiror to exercise the Option and duly and effectively to issue shares of Company Common Stock pursuant hereto; and

         (d) to take all action provided herein or as may otherwise be appropriate to protect the rights of Acquiror hereunder against dilution.

         SECTION 7. REPRESENTATIONS AND WARRANTIES OF ACQUIROR. Acquiror represents and warrants to the Company that:

         (a) the execution and delivery of this Option Agreement by Acquiror and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and this Option Agreement has been duly executed and delivered by Acquiror and constitutes a valid and binding agreement of Acquiror; and

         (b) Acquiror is acquiring the Option and, if and when it exercises the Option, will be acquiring the Optioned Shares issuable upon the exercise thereof for its own account and not with a view to distribution or resale in any manner which would be in violation of the 1933 Act,



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and will not sell or otherwise dispose of the Optioned Shares except pursuant to an effective registration statement under the 1933 Act or a valid exemption from registration under the 1933 Act (including, without limitation, the "safe harbor" provisions of Rule 144 thereunder, if applicable).

         SECTION 8. THE CLOSING. Any closing hereunder shall take place on the Closing Date specified by Acquiror in its Exercise Notice pursuant to Section 2 at 10:00 A.M., local time, or the first business day thereafter on which all of the conditions in Section 3(b) are met, at the principal executive office of the Company, or at such other time and place as the parties hereto may agree. At such closing, simultaneously with the delivery of immediately available funds as provided in Section 4, the Company shall deliver to Acquiror a certificate or certificates representing the number of shares of Company Common Stock purchased by Acquiror, which shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever, except as provided by Section 180.0622(2)(b) of the WBCL, and Acquiror shall be deemed to be the holder of record of such shares, notwithstanding that the stock transfer books of the Company may then be closed. The Company shall pay its out-of-pocket expenses payable in connection with the preparation, issue and delivery of stock certificates under this Section 8 in the name of Acquiror. If the Option should be exercised in part only, the Company shall also deliver to Acquiror a new Option evidencing the rights of Acquiror to purchase the balance of the shares purchasable hereunder.

         SECTION 9. FILINGS RELATED TO OPTIONED SHARES.

         (a) The Company will make such filings with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. as are required by the Exchange Act in connection with the execution and delivery of this Option Agreement (including, without limitation, a Form 8-K).

         (b) The Acquiror will make such filings with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. as are required by the Exchange Act in connection with the execution and delivery of this Option Agreement (including, without limitation, a Schedule 13D and a Form 3).

         (c) If Company Common Stock or any other securities to be acquired upon exercise of the Option are then listed on NASDAQ or on a national securities exchange, the Company, upon the request of Acquiror, will promptly file a notice of issuance (or other required notice or application) to cause such Company Common Stock or other securities to be approved for trading on NASDAQ, or will file an application to list such shares of Company Common Stock or other securities on such national securities exchange, as the case may be, and will use its reasonable efforts to obtain approval thereof as soon as practicable.

         SECTION 10. REGISTRATION RIGHTS.

         (a) If, after exercise of the Option by Acquiror, the Company effects any registration or registrations of shares of Company Common Stock under the 1993 Act for its own account or for any other shareholder of the Company (other than a registration on Form S-4, Form S-8 or any successor forms), it will allow Acquiror to participate (on the same terms as any other



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participant) in such registration or registrations with respect to any or all of the Optioned Shares that are then beneficially owned by Acquiror (the "Registrable Securities"), subject to any currently-existing priority registration rights granted to existing holders of Company Common Stock; provided, however, that if the managing underwriters in such offering (if any) advise the Company that, in their written opinion, the number of Registrable Securities requested by Acquiror to be included in such registration exceeds the number of shares of Company Common Stock which can be sold in such offering, the Company may exclude from such registration all or a portion, as may be appropriate, of the Registrable Securities requested for inclusion by Acquiror. The Company shall provide Acquiror with written notice of its intent to effect any registration described in this paragraph 10(a). Within ten (10) business days of receipt of such notice from Company, Acquiror shall in writing request that a specified number of the Registrable Securities be included in the registration (the "Piggyback Registration Notice"). In the event that Acquiror fails to provide the Piggyback Registration Notice, Acquiror's rights with respect to participation in such registration shall lapse. The Company reserves the right, in its sole discretion, to terminate at any time a registration referred to in this Section 10(a).

         (b) In addition to the rights provided pursuant to Section 10(a) hereof, at any time after the exercise of the Option, Acquiror may, by written notice to the Company (the "Demand Registration Notice"), request the Company to register under the 1933 Act all or any part of the Registrable Securities. Unless the Company otherwise consents in writing, any Demand Registration under this Section 10(b) shall be effected by a fully-underwritten, firm commitment public offering by underwriters selected by the Company and acceptable to Acquiror.

         (c) Upon any demand for registration under the preceding Sections 10(a) or (b), the Company shall have the option exercisable by written notice delivered to Acquiror within thirty (30) business days after the receipt of the Demand Registration Notice, irrevocably to agree to purchase all but not fewer than all of the Registrable Securities proposed to be so sold, for cash at a price equal to the product of (i) the number of Registrable Securities to be so purchased by the Company and (ii) the Fair Market Value (as defined below) of a share of such Registrable Securities. As used herein, the "Fair Market Value" of any share of Registrable Securities shall be equal to the greater of (x) the highest price (in cash or fair market value of securities or other property) per share of Company Common Stock paid or to be paid within 12 months preceding the date on which the Demand Registration Notice is received by the Company for any shares of Company Common Stock beneficially owned by any Person who shall have acquired or become the beneficial owner of 20% or more of the outstanding shares of Company Common Stock after the date hereof or (y) the average of the last reported sales prices on NASDAQ of the Company Common Stock during the five trading days immediately preceding the date on which the Demand Registration Notice is received by the Company.

         (d) Any purchase of Registrable Securities by the Company under Section 10(c) shall take place at a closing to be held at the principal executive offices of the Company or at the offices of its counsel at any reasonable date and time designated by the Company in such notice within ten (10) business days after delivery of such notice, and payment of the purchase price for the shares to be so purchased shall be made by delivery at the time of such closing in immediately available funds.



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         (e) If the Company does not elect to exercise its option pursuant to
Section 10(c) with respect to all Registrable Securities in connection with a demand for registration pursuant to Section 10(b) hereof, it shall use its reasonable efforts to effect and keep current a registration under the 1933 Act of the Registrable Securities proposed to be sold. The Company will use its reasonable efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of sixty
(60) days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect the sale or other disposition of the Registrable Securities; provided, however, that:

                  (i) Acquiror shall not be entitled to demand more than one (1) effective registration statement pursuant to Section 10(b), and

                  (ii) the Company will not be required to file any such registration statement during any period of time (not to exceed 120 days after such request in the case of clauses (A) and (B) below or 180 days in the case of clause (C) below) when:

                           (A) the Company is in possession of material
                  non-public information which it believes would be detrimental to be or legally prohibited from being disclosed at such time and, in the opinion of counsel to the Company, such information would be required to be disclosed if a registration statement were filed at that time;

                           (B) the Company is required under the 1933 Act to
                  include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement; or

                           (C) the Company determines, in its sole discretion,
                  that such registration would interfere with any financing, acquisition or other material transaction involving the Company or any of its affiliates.

         (f) Company shall use its reasonable efforts to cause any Registrable Securities registered pursuant to this Section 10 to be qualified for sale under the securities or "blue sky" laws of such jurisdictions as Acquiror may reasonably request and shall continue such registration or qualification in effect in such jurisdiction; provided, however, that Company shall not, by reason of this provision, be required to qualify to do business in, or consent to general service of process in any jurisdiction in which the Company is not otherwise qualified.

         (g) The registration rights set forth in this Section 10 are subject to the condition that Acquiror shall provide the Company with information with respect to the Registrable Securities, the plans for the distribution thereof, and such other information with respect to the holders thereof as, in the judgment of counsel for the Company, is necessary to enable the Company to include in such registration statement all material facts required to be disclosed with respect to a registration thereunder.

         (h) A registration effected under this Section 10 shall be effected at the Company's expense, except for (i) underwriting discounts and commissions and brokers' fees (which, in the case of a Piggyback Registration, shall be apportioned pro-rata among the Registrable Securities



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and such other securities as are covered by such registration), and (ii) the fees and expenses of counsel and other advisors to Acquiror, and, if the registration is effected pursuant to Section 10(a) or Section 10(b) hereof, the Company shall provide to the underwriters such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as is customary in connection with underwritten public offerings as such underwriters may reasonably require.

         (i) In connection with any registration effected under this Section 10, the parties agree:

                  (A) to indemnify each other and the underwriters, if any, in the customary manner,

                  (B) to enter into an underwriting agreement if the offering is an underwritten offering in form and substance customary for transactions of such type with the underwriters participating in such offering, and

                  (C) to take all reasonable further actions which shall be reasonably necessary to effect such registration and sale (including, if the managing underwriter, if any, reasonably deems it necessary, participating in road-show presentations).

         SECTION 11. EXPENSES. Each party hereto shall pay its own expenses incurred in connection with this Option Agreement, except as otherwise provided in Section 10 or as specified in the Merger Agreement.

         SECTION 12. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Option Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Option Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         SECTION 13. NOTICE. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or if sent by telecopier (and also confirmed in, writing) to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

         (a) if to Acquiror, to:

                  Anchor BanCorp Wisconsin Inc.
                  25 West Main Street
                  Madison, Wisconsin 53703
                  Attention: Douglas J. Timmerman, Chairman of the Board,
                             President and Chief Executive Officer
                  Facsimile No.: (608) 252-8783



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                  with a copy to:

                  Whyte Hirschboeck Dudek S.C.
                  111 East Wisconsin Avenue
                  Suite 2100
                  Milwaukee, WI 53202
                  Attention: John F. Emanuel, Esq.
                             Andrew J. Guzikowski, Esq.
                  Facsimile No.: (414) 223-5000

         (b) if to the Company, to:

                  Ledger Capital Corp.
                  5555 North Port Washington Road
                  Glendale, Wisconsin 53217
                  Attention: James D. Smessaert, Chairman of the Board,
                             President and Chief Executive Officer
                  Facsimile No.: (414) 290-7979

                  with a copy to:

                  Michael Best & Friedrich, LLP
                  100 East Wisconsin Avenue, #3300
                  Milwaukee, WI 53202-4108
                  Attention: W. Charles Jackson, Esq.
                  Facsimile No.: (414) 277-0656

         SECTION 14. PARTIES IN INTEREST. This Option Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any Person other than Acquiror or the Company, or their permitted successors or assigns, any rights or remedies under or by reason of this Option Agreement.

         SECTION 15. ENTIRE AGREEMENT; AMENDMENTS. This Option Agreement, together with the Merger Agreement and the other documents referred to therein, contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions. This Option Agreement may not be changed, amended or modified orally, but only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought. Capitalized terms not otherwise defined in this Option Agreement shall have the meanings ascribed to them in the Merger Agreement.

         SECTION 16. ASSIGNMENT. No party to this Option Agreement may assign any of its rights or delegate any of its obligations under this Option Agreement (whether by operation of law or otherwise) without the prior written consent of the other party hereto.

         SECTION 17. HEADINGS. The section headings herein are for convenience only and shall not affect the construction of this Option Agreement.



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         SECTION 18. COUNTERPARTS. This Option Agreement may be executed in counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

         SECTION 19. GOVERNING LAW. This Option Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without giving effect to the principles of conflicts of laws thereof.

         SECTION 20. TERMINATION. This Option Agreement and the Option shall terminate upon the earlier of (i) the Effective Time, or (ii) termination of the Merger Agreement in accordance with its terms; provided, however that (x) in the case of a termination of the Merger Agreement by Acquiror or the Company pursuant to Section 8.1(a)(ii) or (a)(v) of the Merger Agreement, if a Takeover Proposal existed between the date hereof and the date of the Company Shareholders' Meeting, this Option Agreement and the Option shall terminate on the first anniversary of such termination of the Merger Agreement, (y) in the case of a termination by the Company pursuant to Section 8.1(a)(iv) of the Merger Agreement, this Option Agreement and the Option shall terminate on the earlier of the first anniversary of such termination of the Merger Agreement or the date of consummation of the Superior Proposal contemplated thereby, and (z) in the case of a termination by Acquiror pursuant to Section 8.1(a)(vi) of the Merger Agreement, this Option Agreement and the Option shall terminate on the first anniversary of such termination.

         SECTION 21. SEVERABILITY. If any term or other provision of this Option Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Option Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Option Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Option Agreement may be consummated as originally contemplated to the fullest extent possible.



                             SIGNATURE PAGE FOLLOWS



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         IN WITNESS WHEREOF, Acquiror and the Company have caused this Option
Agreement to be duly executed and delivered on the day and year first above written.



                                       ANCHOR BANCORP WISCONSIN INC.


                                       By:
                                          --------------------------------------
                                          Douglas J. Timmerman
                                          President and Chief Executive Officer


                                       LEDGER CAPITAL CORP.


                                       By:
                                          --------------------------------------
                                          James D. Smessaert
                                          President and Chief Executive Officer



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